Exhibit 99.1

SolarCity Announces Proposed Securitization

SAN MATEO, Calif., July 28, 2015—SolarCity Corporation (NASDAQ: SCTY) today announced that its wholly-owned subsidiary, SolarCity LMC Series IV, LLC, intends, subject to market and other conditions, to offer in a private placement $123,500,000 aggregate principal amount of Solar Asset Backed Notes, Series 2015-1 with an anticipated repayment date of February 21, 2022.  The offering will be made only (i) within the United States to persons who are qualified institutional buyers as defined in Rule 144A under the Securities Act of 1933, as amended, and (ii) to certain non‑U.S. persons in offshore transactions in reliance on Regulation S under such Act.

These notes will be secured by the membership interests that will be owned by SolarCity LMC Series IV, LLC in certain indirectly owned subsidiaries of SolarCity Corporation, each of which is the managing member of a fund that is jointly owned with a third-party fund investor and that acquired pools of solar energy systems and related leases and power purchase agreements and ancillary rights and agreements from SolarCity Corporation.  These notes will represent obligations solely of SolarCity LMC Series IV, LLC, and will not be insured or guaranteed by SolarCity Corporation or any other affiliate thereof, or by any other person or entity.

The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, and there shall not be any offer or sale of these securities in any state in which such offer, solicitation or sale would be unlawful.

Contact	Molly Canales
(650) 963-5674
press@solarcity.com